Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 15, 2013 (the “Effective Date”) between BLUELINX CORPORATION, a Georgia corporation (the “Company”), and James P. Soggs (“Executive”).

RECITALS:

WHEREAS, the Executive agreed to provide services to the Company as Vice President, Human Resources and the Company agreed to provide  certain compensation and benefits to Executive; and

WHEREAS, the Company and executive mutually desire to memorialize the terms of Executive’s employment as Vice President, Human Resources.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Certain Definitions.  Certain words or phrases with initial capital letters not otherwise defined herein are to have the meanings set forth in Section 8.

2.             Employment.  The Company shall employ Executive, and Executive accepts employment with the Company upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 (the “Employment Period”).

3.             Position and Duties.

(a)           During the Employment Period, Executive shall serve as the Vice President, Human Resources of the Company and BlueLinx Holdings Inc. (“BHI”) and shall have the normal duties, responsibilities and authority of an executive serving in such position, including those duties described on Exhibit A hereto, subject to the power of Chief Executive Officer, the Board of Directors of the Company (the “Company Board”) and the Board of Directors of BHI (the “BHI Board”) to provide oversight and direction with respect to such duties, responsibilities and authority, either generally or in specific instances. The Executive also shall hold similar titles, offices and authority with BHI’s direct and indirect subsidiaries, as requested by the BHI Board from time to time, subject to the oversight and direction of the respective boards of directors of such entities.

(b)           During the Employment Period, Executive shall devote Executive’s reasonable best efforts and Executive’s full professional time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its respective subsidiaries and affiliates, including specifically BHI.  Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy and business-like manner.  During the Employment Period, Executive shall not serve as a director or a principal of another company or any charitable or civic organization without the prior consent of the Company Board.  Notwithstanding the foregoing, during the Employment Period, Executive may render charitable and civic services so long as such services do not materially interfere with Executive’s ability to discharge his duties hereunder.

(c)           Executive shall perform Executive’s duties and responsibilities with his principal office located in the Atlanta, Georgia metropolitan area.

4.             Compensation and Benefits.

(a)           Salary.  The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s payroll practices as may be in effect from time to time.  The Executive’s salary is currently set at the rate of $200,000.00 per year (“Base Salary”).  The Base Salary may be increased at the sole discretion of the Company.  The Company will not decrease Executive’s base salary.

(b)           Annual Bonus.

            (i)  Executive shall be eligible to receive an annual bonus, with the annual bonus target to be 40% of Base Salary (i.e., 40% upon achievement of annual “target” performance goals) and a maximum of 80% of Base Salary (i.e., 80% upon achievement of annual “maximum” performance goals), with the “target” and “maximum” based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee of the BHI Board in advance for each fiscal year.  The Company shall pay any such annual bonus earned to Executive in accordance with the terms of the applicable bonus plan, but in no event later than March 15 of the calendar year following the calendar year in which such bonus is earned and vested.

           (ii)  During the Employment Period, the Executive will be eligible to participate in long term incentive programs of the Company and BHI now or hereafter made available to similarly situated executives, in accordance with the provisions thereof as in effect from time to time, and as deemed appropriate by the Compensation Committee of the BHI Board (or the Chief Executive Officer if applicable) to be applicable to this position.

(c)           Expense Reimbursement.  The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses and subject to the Reimbursement Rules.  In order to be entitled to expense reimbursement, the Executive must be employed as Vice President, Human Resources on the date the Executive incurred the expense.

(d)           Standard Executive Benefits Package.  Executive is entitled during the Employment Period to participate, on the same basis as the Company’s other senior executives, in the Company’s Standard Executive Benefits Package.  The Company’s “Standard Executive Benefits Package” means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in Section 6, any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.  A summary of such benefits available to Executive as in effect on the date of this Agreement is attached hereto as Exhibit B.  BHI will maintain appropriate Directors and Officers Liability Coverage, and will afford Executive with the Indemnification set forth in Article V of the Amended and Restated Bylaws of BHI.

(e)           Additional Compensation/Benefits.  The Compensation Committee of the BHI Board (or the Chief Executive Officer if applicable), in its sole discretion, will determine any compensation or benefits to be provided to Executive during the Employment Period other than as set forth in this Agreement, including, without limitation, any future grant of stock options or other equity awards.

(f)           Disgorgement of Compensation.  If BHI or the Company is required to prepare an accounting restatement due to material noncompliance by BHI or the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law Executive will reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by Executive from the Company (including such compensation payable in accordance with this Section 4 and Section 6) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by Executive from the improper or unlawful sale of BHI’s securities during that 12-month period.

5.             Employment Period.

(a)           Subject to subsection 5(b), the Employment Period will commence on the Effective Date and will continue until, and will end upon, January 8, 2015 (the “Initial Term”).  The Agreement shall automatically be extended for successive one year terms (each, a “Renewal Term”), unless either party shall have given the other written notice of non-extension at least 90 days prior the expiration of the Initial Term or any Renewal Term.

(b)           Notwithstanding subsection 5(a), the Employment Period will end upon the first to occur of any of the following events: (i) Executive’s death; (ii) the Company’s termination of Executive’s employment on account of Disability; (iii) the Company’s termination of Executive’s employment for Cause (a “Termination for Cause”); (iv) the Company’s termination of Executive’s employment without Cause or expiration of this Employment Period as a result of Company’s notification not to renew as provided in Section 5(a) above, (a “Termination without Cause”); (v) Executive’s termination of Executive’s employment for Good Reason (a “Termination for Good Reason”); or (vi) Executive’s termination of Executive’s employment for any reason other than Good Reason (a “Voluntary Termination”).

(c)           Any termination of Executive’s employment under subsection 5(b) (other than 5(b)(i)) must be communicated by a Notice of Termination delivered by the Company or Executive, as the case may be, to the other party.

(d)           Executive will be deemed to have waived any right to a Termination for Good Reason based on the occurrence or existence of a particular event or circumstance constituting Good Reason unless Executive delivers a Notice of Termination within 45 days from the date the Chief Executive Officer or the BHI Board first made Executive aware of the event or circumstance.

6.             Post-Employment Period Payments.

(a)           Except as otherwise provided in 6(c) below, at the Date of Termination, Executive will be entitled to (i) any Base Salary that has accrued but is unpaid, any annual bonus that has been earned for the fiscal year prior to the year in which the Date of Termination occurs, but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, which amount shall be paid in a lump sum in cash within 30 days of the Date of Termination, in accordance with the Reimbursement Rules, where applicable, (ii) any plan benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee and excluding, except as hereinafter provided in Section 6, any Company severance pay program or policy) and (iii) any benefits to which Executive is entitled in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).  Except as specifically described in this subsection 6(a) and in the succeeding subsections of this Section 6 (under the circumstances described in those succeeding subsections), from and after the Date of Termination Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits from the Company, BHI or any of their subsidiaries or affiliates.

(b)           If Executive’s employment terminates on account of Executive’s death, Disability, Voluntary Termination, or Termination for Cause in accordance with Section 5(a), the Company will make no further payments to Executive except as contemplated in subsection 6(a).

(c)           If Executive’s employment terminates on account of a Termination without Cause or a Termination for Good Reason, Executive shall be entitled to the following:

(i)           payment equal to one (1) time the Executive’s annual Base Salary in effect immediately prior to the Date of Termination, plus one (1) time the cash bonus amount equal to the Target Bonus set forth in clause (i) of subparagraph 4(b) hereof for the fiscal year prior to the year of termination of Executive’s employment, payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the Date of Termination or Executive’s death;

(ii)          the Company shall request that the Compensation Committee of the Board of Directors of BHI approve vesting of all unvested restricted stock grants effective as of the Date of Termination.  In the event the Compensation Committee does not approve such vesting, all unvested restricted stock grants shall be cancelled in accordance with the applicable award agreement, and the Company shall pay out the Fair Market Value (as defined in the plan pursuant to which each award was granted) as of the Date of Termination of the unvested restricted stock grants;

(iii)         continued participation in the Company’s medical and dental plans, on the same basis as active employees participate in such plans, until the earlier of (1) Executive’s eligibility for any such coverage under another employer’s or any other medical or dental insurance plans or (2) the first anniversary of the Date of Termination; except that in the event that participation in any such plan is barred, the Company shall reimburse Executive on a monthly basis in accordance with the Reimbursement Rules for any premiums paid by Executive to obtain benefits (for Executive and his dependents) equivalent to the benefits he is entitled to receive under the Company’s benefit plans.  Executive agrees that the period of coverage under such plans (or the period of reimbursement if participation is barred) shall count against the plans’ obligation to provide continuation coverage pursuant to COBRA;

(iv)         up to $25,000 in aggregate outplacement services to be used within one year of the Date of Termination, the scope and provider of which shall be selected by Executive in his sole discretion; and

(v)          to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(d)           The Company shall have no obligation to make any payments in accordance with subsection 6(c) if Executive declines to sign and return a Release Agreement or revokes the Release Agreement within the time provided in the Release Agreement.

(e)           Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

7.             Competitive Activity; Confidentiality; Non-solicitation.

(a)           Confidential Information and Trade Secrets.

(i)           The Executive shall hold in a fiduciary capacity for the benefit of the Company Group all Confidential Information and Trade Secrets.  During his employment and for a period of two (2) years following the termination of the Executive’s employment for any reason, the Executive shall not, without the prior written consent of the Company or BHI or as may otherwise be required by law or legal process, use, communicate or divulge Confidential Information other than as necessary to perform his duties for the Company; provided, however, that if the Confidential Information is deemed a trade secret under Georgia law, then the period for nondisclosure shall continue for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination.  In addition, except as necessary to perform his duties for the Company, during Executive’s employment and thereafter for the applicable period under the Georgia Trade Secret laws in effect at the time of Executive’s termination, Executive will not, directly or indirectly, transmit or disclose any Trade Secrets to any person or entity, and will not, directly or indirectly, make use of any Trade Secrets, for himself or herself or any other person or entity, without the express written consent of the Company.  This provision will apply for so long as a particular Trade Secret retains its status as a trade secret under applicable law.  The protection afforded to Trade Secrets and/or Confidential Information by this Agreement is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state or local law.

(ii)          All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company, BHI or any of their respective subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, BHI or any of their respective subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of the Company, BHI or any of their respective subsidiaries and affiliates, except in furtherance of the Executive’s duties.

(iii)         It is understood that while employed by the Company, the Executive will promptly disclose to the Company in writing, and assign to the Company the Executive’s interest in any invention, improvement, copyrightable material or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment (“Executive Invention”).  At the Company’s request and expense, the Executive will reasonably assist the Company, BHI or any of their respective subsidiaries and affiliates during the period of the Executive’s employment by the Company and thereafter in connection with any controversy or legal proceeding relating to an Executive Invention and in obtaining domestic and foreign patent or other protection covering an Executive Invention.  As a matter of record, Executive hereby states that he or she has provided below a list of all unpatented inventions in which Executive owns all or partial interest.  Executive agrees not to assert any right against BHI with respect to any invention which is not patented or which is not listed.

(iv)         As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company, BHI or any of their respective subsidiaries and affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

(b)           Non-Solicitation of Protected Customers.  Executive understands and agrees that the relationship between the Company Group and each of its Protected Customers constitutes a valuable asset of the Company Group and may not be converted to Executive’s own use.  Executive hereby agrees that, during his employment with the Company and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any other Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer with which the Executive had contact while employed with the Company for the purpose of marketing, selling or providing to the Protected Customer any goods or services similar to the goods or services provided by the Company Group.

(c)           Non-Solicitation of Employees. Executive understands and agrees that the relationship between the Company Group and each of its Protected Employees constitutes a valuable asset of the Company Group and may not be converted to Executive’s own use.  Executive hereby agrees that, during his employment and for the twelve (12) months following the termination of Executive’s employment for any reason, the Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any other Person, solicit or induce, or attempt to solicit or induce, any Protected Employee to terminate his employment with the Company Group or to enter into employment with any other Person that is in competition with the Company Group.

(d)           Non-Competition. During Executive’s employment and, if the Executive is terminated pursuant to Section 6(c) or in the event of Executive’s Voluntary Termination, for a period of twelve (12) months following the termination of the Executive’s employment (the “Restricted Period”), Executive shall not render services substantially the same as the services rendered by Executive to the Company Group (including those described on Exhibit A) to any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the building products distribution business in the Restricted Territory.  Notwithstanding anything to the contrary herein, during the Restricted Period, in no event shall Executive render services substantially the same as the services rendered by executive to the Company Group (including those described on Exhibit A) to the Company’s competitors listed on Exhibit C hereto or any of their subsidiaries or affiliates.  Notwithstanding the foregoing, nothing in this Agreement be deemed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(e)           Remedies; Specific Performance.  The parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in this Section 7 will result in irreparable and continuing damage to the Company Group for which there may be no adequate remedy at law.  The parties further agree and acknowledge that the Company, and each member of the Company Group, as applicable, shall be entitled to equitable relief, including specific performance and injunctive relief, as a remedy for any such breach or threatened or attempted breach and shall not be required to post bond in connection with obtaining such relief.  Such equitable remedies shall be in addition to any and all remedies, including damages, available to the Company, or any member of the Company Group, as applicable, for such breaches or threatened or attempted breaches by Executive.  In addition, without limiting any of the foregoing remedies, and except as otherwise required by law, Executive shall not be entitled to any payments set forth in Section 6 hereof if the Executive breaches or attempts or threatens to breach any of the covenants set forth in this Section 7.

(f)           Communication of Contents of Agreement.  During Executive’s employment and for two years thereafter, Executive will communicate his obligations under this Section 7 to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent.

(g)           The Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.

8.             Definitions.

(a)           “Cause” means, as determined by the BHI Board in good faith:

(i)           a Material Breach of the duties and responsibilities of Executive;

(ii)          Executive’s (x) commission of a felony or (y) commission of any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) if such misdemeanor causes material damage to the property, business or reputation of BHI or the Company or their respective subsidiaries and affiliates;

(iii)         acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, BHI or their respective subsidiaries and affiliates;

(iv)         Executive’s Material Breach of any provision of this Agreement;

(v)          Executive’s willful failure to follow the lawful written directions of the Company Board or the BHI Board;

(vi)         conduct by Executive in connection with his duties hereunder that is fraudulent, unlawful or willful and materially injurious to the Company, BHI or their respective subsidiaries and affiliates;

(vii)        Executive’s engagement in habitual insobriety or the use of illegal drugs or substances;

(viii)       Executive’s failure to cooperate fully, or failure to direct the persons under Executive’s management or direction, or employed by, or consultants or agents to, the Company (or its subsidiaries and affiliates) to cooperate fully, with all corporate investigations or independent investigations by the Company Board or the BHI Board, all governmental investigations of the Company or its subsidiaries and affiliates, and all orders involving Executive or the Company (or its subsidiaries and affiliates) entered by a court of competent jurisdiction;

(ix)         Executive’s material violation of BHI’s Code of Conduct (including as applicable to executive officers), or any successor codes;

(x)          Executive’s engagement in activities prohibited by Section 7; or

(xi)         Notwithstanding the foregoing, no termination of the Executive’s employment shall be for Cause until (i) there shall have been delivered to the Executive a copy of a written notice setting forth the basis for such termination in reasonable detail, and (ii) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires).  No act, or failure to act, on the Executive’s part shall be considered “willful” unless the Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the BHI Board or the Company Board or based upon the advice of counsel for BHI or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  Any termination of the Executive’s employment by the Company hereunder shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 8(a)(xi).

(b)           “Company Group” means the Company, BHI, or any of their respective subsidiaries and affiliates.

(c)            “Competitive Services” means selling, marketing or distributing products and/or services substantially similar to any of those sold, marketed, distributed, furnished or supplied by the Company during the term of Executive’s employment with the Company or managing, supervising or otherwise participating in a management or sales capacity on behalf of an entity which distributes home building products similar to those distributed by the Company.

(d)           “Confidential Information” means knowledge or data relating to the Company Group that is not generally known to persons not employed or otherwise engaged by the Company Group, is not generally disclosed by the Company Group, and is the subject of reasonable efforts to keep it confidential. Confidential Information includes, but is not limited to, information regarding product or service cost or pricing, information regarding personnel allocation or organizational structure, information regarding the business operations or financial performance of the Company Group, sales and marketing plans, and strategic initiatives (independent or collaborative), information regarding existing or proposed methods of operation, current and future development and expansion or contraction plans, sale/acquisition plans and non-public information concerning the legal or financial affairs of the Company Group.  Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company Group.  This definition is not intended to limit any definition of confidential information or any equivalent term under applicable federal, state or local law.

(e)           “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Disability, 30 days after the Company gives Notice of Termination to Executive (provided that Executive has not returned to the performance of Executive’s duties on a full-time basis during this 30-day period), (ii) if Executive’s employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination (but in no event prior to 30 days following the delivery of the Notice of Termination), and (iii) if Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; except that if within 30 days after any Notice of Termination is given to Executive by the Company, Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination is to be the date the dispute is finally determined, whether by mutual written agreement of the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal thereof having expired and no appeal having been perfected).  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

(f)           “Disability” means the determination by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days or (ii) 180 days in any one-year period.  Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of the term under Section 409A, the Executive shall on such date automatically be terminated from employment because of Disability.

(g)           “Good Reason” means, without the consent of Executive, (A) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities immediately following the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (B) a material reduction by the Company in Executive’s Base Salary of more then 15% or annual bonus opportunity, other than pursuant to a reduction generally applicable to executives of the Company; (C) the Company’s requiring Executive to be based at any office or location outside of the metropolitan area of Atlanta, Georgia; or (D) any failure by the Company to comply with and satisfy the requirements for any assignment of its rights and obligations under Section 13.  Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist for purposes of (A) through (D) if the event or circumstances are rescinded or remedied by the Company within thirty (30) days after receipt of notice thereof given by Executive.

(h)           “Material Breach” means an intentional act or omission by Executive which constitutes substantial non-performance of Executive’s obligations under this Agreement and causes material damage to the Company.

(i)            “Notice of Termination” means a written notice that indicates those specific termination provisions in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination by either party is to be effective without a Notice of Termination.

(j)            “Person” means: any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(k)          “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(l)            “Protected Customers” means any then-existing customer to whom the Company Group sold its products or services at any time during Executive’s employment and with respect to whom Executive either (i) had business dealings on behalf of the Company Group; or (ii) supervised or coordinated the dealings between the Company Group and the customer.

(m)          “Protected Employees” means any employee of the Company Group who was employed during Executive’s employment and with whom Executive either (i) had a supervisory relationship; or (ii) worked or communicated on a regular basis regarding the Company Group’s business.

(n)          “Reimbursement Rules” means the requirement that any amount of expenses eligible for reimbursement under this Agreement be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of the Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which Executive incurs the expense, but, in each case, no later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(o)           “Release Agreement” means an agreement, substantially in a form approved by the Company, pursuant to which Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers.

(p)           “Restricted Territory” means continental United States of America.

(q)           “Trade Secrets” means all secret, proprietary or confidential information regarding the Company, BHI or any of their respective subsidiaries and affiliates or that meets the definition of “trade secrets” within the meaning set forth in O.C.G.A. § 10-1-761.

9.             Executive Representations.  Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.

10.           Withholding of Taxes.  The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.

11.            Section 409A.

(a)           Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A  and determined pursuant to procedures adopted by the Company) at the time of his separation from service (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”).  The Company shall also reimburse the Executive for the after-tax cost incurred by the Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).

(b)           With respect to any amount of expenses eligible for reimbursement under Section 6(a), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date.  In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c)           Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A.

(d)           Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to the Executive on the Permissible Payment Date.

12.            Excess Parachute Payments.

 (a)           In the event that it shall be determined, based upon the advice of the independent public accountants for BHI or the Company (the “Accountants”), that any payment, benefit or distribution by the Company, BHI or any of their respective subsidiaries or affiliates (a “Payment”) constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of all such Payments (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of the Accountants, that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.

(b)           If the determination made pursuant to clause (a) of this Section 12 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 12, Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his election within ten days of the determination of the reduction in payments.  If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election.

(c)           As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (a) of this Section 12 (“Overpayment”) or that additional payments which are not made by the Company pursuant to clause (a) of this Section 12 should have been made (“Underpayment”).  In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Executive to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

13.           Successors and Assigns.  This Agreement is to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party.  Executive hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that the transferee or successor assumes the Company’s liabilities under this Agreement by agreement in form and substance reasonably satisfactory to Executive.

14.           Survival.  Subject to any limits on applicability contained therein, Section 7 will survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

15.           Choice of Law.  This Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of Georgia.

16.           Severability.  Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.

17.           Notices.  Any notice provided for in this Agreement is to be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:

Notices to Executive:

To the address listed in the personnel records of the Company.

Notices to the Company:

BlueLinx Corporation
4300 Wildwood Parkway
Atlanta, Georgia 30339
Attention: Legal Department
Facsimile: (770) 953-7008

or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement is to be deemed to have been given when so delivered, sent or mailed.

18.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement.

19.           Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way, including, but not limited to, any prior agreements with respect to Executive’s employment or termination of employment with the Company.

20.           Counterparts.  This Agreement may be executed in separate counterparts, each of which are to be deemed to be an original and both of which taken together are to constitute one and the same agreement.

The parties are signing this Agreement as of the Effective Date.

BLUELINX CORPORATION

By:	/s/ Howard S. Cohen
Name: Howard S. Cohen
Title: Executive Chairman

EXECUTIVE

/s/ James P. Soggs
JAMES P. SOGGS

LIST OF UNPATENTED INVENTIONS

Executive represents that he or she has no such inventions by initialing below next to the word “NONE.”

NONE:___JPS______

EXHIBIT A

EXECUTIVE’S DUTIES

Job Title: Vice President, Human Resources Band: EXE	Job Code: EX1010 FLSA Status: Exempt	Created: January 2013 Updated: January 2013
Functional Area: Corporate Executive	Reports to: CEO
JOB SUMMARY
Position Purpose Summary:
Executive team member responsible for ensuring HR plans, programs and policies are competitive, cost effective and aligned with business strategies and compensation philosophy.  Leads Compensation Committee.  Oversees Talent Acquisition, Talent Management, Compensation, Benefits, Payroll, Labor Relations and Training-Organizational Development.  Drives achievement of strategic HR and business priorities to yield positive benefits to revenue and EBITDA.  Plays an active leadership role in the company’s commitment to growth and leads organization realignment effectively across the organization.  Provides leadership in the continuing roll-out of the company’s articulated goals, values, vision and culture.  Facilitates high-impact consulting and coaching to leaders to identify gaps in workforce capability and recommend / execute appropriate interventions to enhance organizational effectiveness.

KEY TASKS / RESPONSIBILITIES
▪      Understands the company’s vision, mission, and strategy; understands business unit objectives and sets/accomplishes individual performance goals accordingly.  Fosters a workplace environment consistent with the values and principles of the company.
▪      Establishes personal credibility with the executive team and leaders throughout the organization through understanding the business and strategic levers.  Collaborates with leaders to build support for human resource strategies to ensure alignment and to identify and address talent-related issues.
▪      Assists in the development of strategic plans for the business and translate the strategic and tactical business plans into strategic people programs and operational business plans.  Provides thought leadership on best-in-class business and HR strategies, methods and processes.
▪      Works to build a performance culture and initiate organizational development strategies to foster effective new behaviors in leaders, employees and cross-functional teams.  Oversees and develops the HR function to ensure value-added HR services are delivered.  Maintains a HR culture that is proactive and viewed by its internal clients at all levels to be expert, leading edge, strategic, effective and vital.
▪      Provides focused leadership in the area of talent acquisition to attract / retain top talent and build talent bench in creative and cost-effective ways.  Implements and ensures the effectiveness of  performance driven compensation, rewards, benefits strategies, plans and practices to support the culture and standards envisioned by the company’s leadership.
▪      Advises leaders to ensure compliance with all federal, state and local laws related to employee benefits, compensation, employment and training.
▪      Develops and manages the HR budget, ensure vendors are used appropriately and seek out cost-effective HR resources and system. Establishes, measures, and monitors key metrics to evaluate the effectiveness of the human resource function.

EXHIBIT B

EXECUTIVE BENEFITS PACKAGE

The following benefits will be provided as for other salaried employees

Salaried 401(k) Plan
Medical and Dental Insurance

The following benefits will be provided to Mr. Soggs:

●	Executive Annual Physical

EXHIBIT C

COMPANY’S COMPETITORS

Weyerhauser
Boise Cascade
Georgia-Pacific
Louisiana Pacific
Norbord
Beacon Roofing Supply
Huttig
Universal Forest Products
Builders Firstsource
Watsco
Interline Brands